Exhibit 10.4

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
PERFORMANCE SHARES - TOTAL SHAREHOLDER RETURN (5+1)

Team Member:	Participant Name
Personnel Number:	Employee ID
Award:	Quantity Granted Performance Shares
Grant Date:	November 18, 2019
Initial Measurement Date:	September 29, 2019
Final Measurement Date:	October 1, 2022
Vesting Date:	November 18, 2022

Exhibit 10.4

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (this “Award Agreement”).

1.
Terms and Conditions. The Award of Performance Shares (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successors thereto, as such plan or its successors may be amended and restated from time to time (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Definitions. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

2.1.
“Award” means the unfunded promise to deliver to you all or a portion of the Performance Shares (or, if applicable, substitute consideration) upon meeting the applicable vesting and performance measures set forth in this Award Agreement.

2.2.	“Cause” is defined as a Termination of Employment as a result of the occurrence of one or more of the following events:

(a)	Job-related misconduct or non-performance of duties;

(b)	Violation of the policies of Tyson (including a violation of the Code of Conduct);

(c)	Any willful and wrongful conduct or omission by you that injures Tyson;

(d)	Any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;

(e)
You are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony, serious crime, job-related misdemeanor, or similar offense; or

(f)	Your intentional or willful violation of any restrictive covenant or other agreement to which you are a party with Tyson.

For purposes of this Award Agreement, an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall your Employer’s failure to notify you of the occurrence of any event constituting Cause, or failure to terminate you as a result of such event, be construed as a consent to the occurrence of that event or future events, whether or not similar to the initial occurrence, or a waiver of your Employer's right to terminate you for Cause as a result thereof.

2.3.
“Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity; provided such event also constitutes a “change in the ownership of a corporation” or a “change in the effective control of a corporation” within the meaning of Code Section 409A.

2.4.
“Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson or your Employer. If no long-term disability plan or policy was ever maintained on your behalf or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended, or any successors thereto, and any regulations or rulings issued thereunder. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in the Plan) and will be supported by the advice of a physician competent in the area to which such Disability relates.

2.5.	“Employer” shall mean, to the extent you are not directly employed by Tyson, the Affiliate that employs you.

2.6.	"Final Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.

Exhibit 10.4

2.7.
“Good Reason” is defined as the occurrence of any one or more of the following actions or events without your written consent; provided that you may not rely on any particular action or event as a basis for terminating your employment for Good Reason unless you deliver a Notice of Good Reason based on that action or event within thirty (30) days of its initial occurrence and Tyson has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of such Notice of Good Reason and you resign within thirty (30) days following such failure:

(a)	A material diminution in authority, duties or responsibilities (not merely a change in job title alone);

(b)
Greater than a fifteen (15%) decrease in the total of your then-current (i) base salary, (ii) target annual cash award opportunity under the Tyson Foods, Inc. Annual Incentive Plan, or any successors thereto, as such plan or its successors may be amended or restated from time to time, as determined by Tyson in its sole discretion, and (iii) target grant date value of the annual long-term incentive award under the Plan, as determined by Tyson in its sole discretion;

(c)	Transfer of your primary employment location beyond fifty (50) miles; or

(d)
The failure by Tyson to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under this Award Agreement for at least twenty-four (24) months following a Change in Control.

2.8.	“Grant Date” shall mean the date identified as such on the cover page of this Award Agreement.

2.9.	"Initial Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.

2.10.	"Measurement Period" shall mean the three-fiscal year period from the Initial Measurement Date to the Final Measurement Date.

2.11.
"Peer Group" shall mean that group of publicly traded companies most recently determined by the Compensation and Leadership Development Committee of Tyson's Board of Directors ("Compensation Committee"), which at the Initial Measurement Date is comprised of the following companies: Archer Daniels Midland Co., Bunge Ltd., Campbell Soup Co., Coca-Cola Co., ConAgra Foods, Inc., General Mills, Inc., The Hershey Company, Hormel Foods Corp., J.M. Smucker Co., Kellogg Co., Kraft Heinz Co., Mondelez International, Inc., PepsiCo Inc., and Pilgrim's Pride Corp. If one or more members of the Peer Group ceases to be the surviving entity in a corporate transaction, the successor entity shall replace the entity which has ceased to exist provided that the primary business of the successor entity and its affiliates is in substantially the same lines of business as Tyson. If a member of the Peer Group (a) ceases to have any class of securities registered under the Securities Exchange Act of 1934; (b) ceases to exist in circumstances where there is no successor entity or where the primary business of the successor entity and its affiliates is not in substantially the same lines of business as Tyson; or (c) becomes bankrupt, that member of the Peer Group shall be deleted as a member of the Peer Group and shall not be counted for purposes of measuring satisfaction of the Total Shareholder Return Goals.

2.12.
"Performance Shares" shall mean the shares of Tyson's Class A common stock (or, in the event of a Change in Control, the capital stock of the successor entity into which Tyson Class A common stock was converted) subject to this Award Agreement.

2.13.
“Release” shall mean that specific document which your Employer shall present to you for consideration and execution after your Termination of Employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, your Employer, and the Affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson, your Employer, and the Affiliates and related parties (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.

2.14.
"Share Price" shall mean the average ending closing price of Tyson's Class A common stock in the case of Tyson (or, in the event of a Change in Control, the capital stock of the successor entity into which Tyson Class A common stock was converted), or the publicly traded stock in the case of a Peer Group company, as applicable, for the twenty trading days preceding the Initial Measurement Date and the Final Measurement Date.

Exhibit 10.4

2.15.
“Termination of Employment” shall have the meaning ascribed to the term Separation from Service in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its Affiliates in interpreting the meaning of a Termination of Employment.

2.16.
“Total Shareholder Return” shall mean the percentile comparison during the Measurement Period of the total shareholder return of Tyson as compared to members of the Peer Group. Total shareholder return of Tyson and of the Peer Group shall be calculated as the sum of (a) Share Price at Final Measurement Date, less (b) Share Price at the Initial Measurement Date, plus (c) cumulative dividends per share paid during the Measurement Period based on the ex-dividend date for which the resulting sum of (a), (b) and (c) is divided by the Share Price at the Initial Measurement Date.

2.17.	“Total Shareholder Return Goals” shall mean the performance measures specified in Section 4.

2.18.	“Tyson” shall mean Tyson Foods, Inc., or any successor thereto.

2.19.	“Vesting Date” shall mean the date identified as such on the cover page of this Award Agreement.

2.20.	“Vesting Period” shall mean the period beginning on the Grant Date and ending on the Vesting Date.

3.	Vesting.

3.1.
Vesting and Forfeiture. Any Award which has become payable pursuant to the performance measures set forth in Section 4 shall be considered as fully earned by you, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any Award will be forfeited back to Tyson in the event of: (i) your Termination of Employment before the Vesting Date, except as otherwise provided in Sections 3.2 through 3.4, or (ii) the failure to satisfy any of the performance measures provided in Section 4.

3.2.
Death or Disability. In the event your Termination of Employment is due to death or Disability before the Vesting Date, you shall vest in a pro rata portion of the Award if the applicable performance measures set forth in Section 4 are satisfied. The pro rata portion of the Award shall be determined by multiplying the amount of the Award that you would have received had you remained employed until the Vesting Date by a fraction, the numerator of which is number of days during which you remained employed by your Employer from the Grant Date and the denominator of which is the total number of days in the Vesting Period. Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.

3.3.
Termination by Tyson without Cause or by you for Good Reason; Voluntary Termination by you under the “5+1” Officer Separation Program. In the event of your Termination of Employment by your Employer other than for Cause or by you for Good Reason or through participation in the Officer Separation Program component of the Executive Severance Plan of Tyson Foods, Inc. before the Vesting Date, you shall vest in a pro rata portion of the Award if the applicable performance measures set forth in Section 4 are satisfied contingent upon your timely execution and non-revocation of a Release. The pro rata portion of the Award shall by determined by multiplying the amount of the Award that you would have received had you remained employed until the Vesting Date by a fraction, the numerator of which is number of days during which you remained employed by your Employer from the Grant Date and the denominator of which is the total number of days in the Vesting Period. Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.

3.4.
Change in Control. Following a Change in Control that occurs during the Measurement Period, the requirement that you not experience a Termination of Employment prior to the Vesting Date will be excused upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (but prior to the last day of the Measurement Period): (i) you experience a Termination of Employment by your Employer without Cause or (ii) you resign from your employment on account of Good Reason. If vested, you will be entitled to payment of the Award pursuant to this Section 3.4 based on whichever of the following produces the greater result: (x) the target level of performance set forth in Section 4(iii), or (y) the actual level of performance determined as of the effective date of the Change in Control.

Exhibit 10.4

4.
Performance Measures. The extent, if any, to which you shall have the right to payment of the Award shall depend upon your satisfying one of the continuous employment conditions set forth in Section 3 and the extent to which the applicable performance measure has been satisfied as of the Final Measurement Date, as specified below:

The Award shall have the following performance measures during the Measurement Period:

(i)	If Tyson’s Total Shareholder Return is less than the thirtieth (30th) percentile of the Peer Group members, there shall be no payment of Performance Shares to you;

(ii)	If Tyson’s Total Shareholder Return is equal to the thirtieth (30th) percentile of the Peer Group members, there shall be a payment of Performance Shares to you equal to 50% of the Award;

(iii)	If Tyson’s Total Shareholder Return is equal to the fiftieth (50th) percentile of the Peer Group members, there shall be a payment of Performance Shares to you equal to 100% of the Award; and

(iv)
If Tyson’s Total Shareholder Return is equal to or greater than the eightieth (80th) percentile of the Peer Group members, there shall be a payment of Performance Shares to you equal to 200% of the Award.

Performance between the foregoing benchmarks (ii) through (iv) shall result in the payment of a number of Performance Shares to you determined as a matter of applying a straight-line interpolation as follows: (a) if Tyson’s Total Shareholder Return is more than the thirtieth (30th) percentile but less than or equal to the fiftieth (50th) percentile of the Peer Group members, straight-line interpolation shall be between the minimum number of the Performance Shares specified in clause (ii) and the number specified in clause (iii) above; and (b) if Tyson’s Total Shareholder Return is more than the fiftieth (50th) percentile but less than or equal to eightieth (80th) percentile of the Peer Group members, straight-line interpolation shall be between the number of Performance Shares specified in clause (iii) and the number specified in clause (iv) above.
Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.

5.
Payment of Award. The Performance Shares that may become payable pursuant to this Award Agreement shall be based upon the highest performance determined in accordance with the provisions of Section 4 or, in the event of a Change in Control prior to the Final Measurement Date, based on performance at the level determined in accordance with the provisions of Section 3.4. In other words, the attainment of multiple performance measures under this Award Agreement will not result in the payment of a cumulative number of Performance Shares for each performance measure achieved. Payment of the Award, to the extent earned, shall be made as follows:

5.1
Prior to a Change in Control. If the Final Measurement Date occurs prior to a Change in Control, the Award will be settled in shares of Tyson Class A common stock no later than seventy (70) days after the Final Measurement Date.

5.2
On and After a Change in Control. If a Change in Control occurs on or prior to the Final Measurement Date, payment of the Award, to the extent earned, will be made no later than seventy (70) days after the later of the effective date of the Change in Control or your Termination of Employment. If Tyson Foods, Inc. is the surviving entity, the Award will be settled in shares of Tyson Class A common stock. If Tyson Foods, Inc. is not the surviving entity, the Award will be settled either (i) in the number and class of shares of capital stock of the successor entity into which each outstanding share of Tyson Class A common stock has been converted pursuant to such Change in Control, unless the Committee determines in its sole discretion to settle the Award in cash; or (ii) if shareholders of Tyson Foods, Inc. receive consideration other than in shares of capital stock of the successor entity, such other consideration received by shareholders of Tyson Foods, Inc. or in cash, as the Committee may determine in its sole discretion.

Exhibit 10.4

Notwithstanding any provision in the Award to the contrary, to the extent necessary to avoid the imposition of tax under Code Section 409A, any payment otherwise payable to you upon your Termination of Employment will be suspended and paid as soon as practicable following the end of the six-month period following such effective date of your Termination of Employment if you are then determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of Tyson (or any related “service recipient” within the meaning of Code Section 409A). Any payment suspended by operation of the foregoing sentence will be paid in a lump sum within thirty (30) days following the end of such six-month period.

6.
Withholding Taxes. Regardless of any action Tyson or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Tyson and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Tyson or your Employer shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority.

7.
Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any clawback policy that may be implemented by Tyson (whether in existence as of the Grant Date or later adopted, and as such policy may be amended from time to time) that may apply to you, any shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy without your further consent or action. For purposes of the foregoing, you expressly and explicitly authorize Tyson to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by Tyson to hold your shares of Stock and other amounts acquired pursuant to your Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to Tyson upon Tyson's enforcement of such policy. To the extent that the terms of this Award and any such policy conflict, then the terms of such policy shall prevail.

8.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

9.
Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its Affiliates, the former will always control. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

11.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 5. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

12.	Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

Exhibit 10.4

13.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not confer a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

15.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.

16.
Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

17.
Governing Law; Venue. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any disputes regarding this Award, the Award Agreement or the Plan shall be brought only in the United States in the state or federal courts of the state of Delaware.

18.
Electronic Delivery. Tyson may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Tyson or a third party designated by Tyson.

19.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. To the extent applicable, references to Tyson herein shall be deemed to include a reference any such successor. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

20.
Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Tyson may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Tyson may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any such terms and conditions shall be set forth in an Addendum prepared by Tyson which shall constitute part of this Award Agreement.

21.
Additional Requirements; Amendments. Tyson reserves the right to impose other requirements on the Award, any shares of Stock acquired pursuant to the Award and your participation in the Plan to the extent Tyson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, Tyson reserves the right to amend the terms and conditions reflected in this Award Agreement, without your consent, either prospectively or retroactively, to the extent that such amendment does not materially affect your rights under the Award except as otherwise permitted under the Plan or this Award Agreement.

Exhibit 10.4

22.
Section 409A. It is the intent of Tyson that any payment pursuant to the Award be exempt from Code Section 409A, to the maximum extent permitted. However, if any such payment is considered to be “nonqualified deferred compensation” subject to Code Section 409A, such payment will be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. To the extent that some portion of any payment under this Award may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt.

23.
Acceptance. By electronically accepting the grant of this Award, you affirmatively and expressly acknowledge that you have read this Award Agreement, the Addendum to the Award Agreement (as applicable) and the Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that Tyson, in its sole discretion, may amend the terms and conditions reflected in this Award Agreement without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the Award, and you agree to be bound by such amendment regardless of whether notice is given to you of such change.

* * *
TYSON FOODS, INC.
By: /s/ Mary Oleksiuk
Title: EVP, Chief Human Resources Officer